Rule 424(b)(3)
333-139481

Supplement to Prospectus Dated October 10, 2007

Dated: February 29, 2008

STATE OF ISRAEL
FLOATING RATE LIBOR (SEVENTH SERIES)
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Effective as of March 1, 2008, the aggregate principal amount of the Floating Rate LIBOR Bonds (Fifth Series) offered under this prospectus has been increased to $500,000,000.

Assuming that we sell all of the bonds at the current offering price, we will receive $470,000,000 of the proceeds from the sale of the bonds, after paying the underwriters’ commission which will not exceed $30,000,000 and before expenses estimated at $65,000.